EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON

of 225 Liberty Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business June 30, 2017, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS	Dollar amounts in thousands

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	4,189,000
Interest-bearing balances	85,914,000
Securities:
Held-to-maturity securities	40,424,000
Available-for-sale securities	74,557,000
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	0
Securities purchased under agreements to resell	13,632,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases held for investment	32,260,000
LESS: Allowance for loan and lease losses	137,000
Loans and leases held for investment, net of allowance	32,123,000
Trading assets	3,022,000
Premises and fixed assets (including capitalized leases)	1,391,000
Other real estate owned	4,000
Investments in unconsolidated subsidiaries and associated companies	570,000
Direct and indirect investments in real estate ventures	0
Intangible assets:
Goodwill	6,308,000
Other intangible assets	876,000
Other assets	17,866,000

Total assets	280,876,000

LIABILITIES
Deposits:
In domestic offices	126,191,000
Noninterest-bearing	80,114,000
Interest-bearing	46,077,000
In foreign offices, Edge and Agreement subsidiaries, and IBFs	112,793,000
Noninterest-bearing	9,023,000
Interest-bearing	103,770,000
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices .	693,000
Securities sold under agreements to repurchase	2,388,000
Trading liabilities	3,136,000
Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	2,784,000
Not applicable
Not applicable
Subordinated notes and debentures	515,000
Other liabilities	6,552,000

Total liabilities	255,052,000

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	1,135,000
Surplus (exclude all surplus related to preferred stock)	10,643,000
Retained earnings	15,327,000
Accumulated other comprehensive income	-1,631,000
Other equity capital components	0
Total bank equity capital	25,474,000
Noncontrolling (minority) interests in consolidated subsidiaries	350,000
Total equity capital	25,824,000

Total liabilities and equity capital	280,876,000

I, Thomas P. Gibbons, Chief Financial Officer of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas P. Gibbons,

Chief Financial Officer

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Gerald L. Hassell Samuel C. Scott Joseph J. Echevarria	]	Directors